Exhibit 99.2
ARROW ELECTRONICS TO INITIATE SHARE REPURCHASE PROGRAM
— REPURCHASE PROGRAM TO OFFSET OPTION DILUTION —
FOR IMMEDIATE RELEASE
MELVILLE, NEW YORK — February 28, 2006 — Arrow Electronics, Inc. (NYSE:ARW) today announced the approval by its Board of Directors of authority to repurchase up to $100 million of common stock through a share repurchase program. This action will permit the company to begin repurchasing shares of its common stock as market and business conditions warrant. The company may enter into Rule 10b5-1 plans to facilitate repurchases under the program. A Rule 10b5-1 plan would generally permit the company to repurchase shares at times when it might otherwise be prevented from doing so under certain securities laws.
The share repurchase program has been initiated for the purpose of replenishing some or all of the shares of common stock issued upon the exercise of stock options and in connection with other stock-based compensation plans. The objective of the program is to reduce or eliminate earnings per share dilution caused by the issuance of such shares.
Arrow Electronics is a major global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for nearly 600 suppliers and more than 130,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of over 270 locations in 53 countries and territories.
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Contacts:	Ira M. Birns
Vice President & Treasurer
631-847-1657

Paul J. Reilly
Senior Vice President & Chief Financial Officer
631-847-1872

Media Contact:	Jacqueline F. Strayer
Vice President, Corporate Communications
631-847-2101